U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Faulkner                          David                 P.
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   (Last)                           (First)             (Middle)

                             8803 S. Willow Green Dr.
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                                    (Street)

    Sandy                             UT                 84093
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


                           Cimetrix Incorporated, CMXX
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


                                 January 2, 2003
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                 Executive Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
            2.                                                                                           Deriv-    of
            Conver-                            5.                              7.                        ative     Deriv-   11.
            sion                               Number of                       Title and Amount          Secur-    ative    Nature
            or               3A.               Derivative    6.                of Underlying     8.      ities     Secur-   of
            Exer-            Deemed   4.       Securities    Date              Securities        Price   Bene-     ity:     In-
            cise     3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
            Price    Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.          of       action  date,if  Code     of(D)         (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of    Deriv-   Date    any      (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative  ative    (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  ity     Month     (I)      ship
Security    Secur-   Day/    Day/     ------   -----------   Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)   Year)    Code V    (A)    (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
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CS-Options  $0.35   1/2/03            A         250,000      1/2/04-  1/1/08   Common    250,000         250,000   D
                                                             1/2/07            Stock
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Explanation of Responses:


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          /s/ David P. Faulkner                                 1/24/03
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              DAVID P. FAULKNER                                  Date
     **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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